SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  Schedule 13G
                                 (Rule 13d-102)

             INFORMATION STATEMENT PURSUANT TO RULES 13d-1 AND 13d-2
                    UNDER THE SECURITIES EXCHANGE ACT OF 1934
                       (Amendment No. 2 and Restatement)*



                                 Maritech, Inc.
--------------------------------------------------------------------------------
                                (Name of Issuer)


                                  Common Stock
--------------------------------------------------------------------------------
                         (Title of Class of Securities)


                                    576818108
--------------------------------------------------------------------------------
                                 (CUSIP Number)




*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                         (Continued on following pages)






                               Page 1 of 12 Pages
                       Exhibit Index Contained on Page 10


--------------------------------------------------------                     ---------------------------------------
CUSIP NO. 576818108                                             13 G                   Page 2 of 12 Pages
--------------------------------------------------------                     ---------------------------------------

----------- --------------------------------------------------------------------------------------------------------

1           NAME OF REPORTING PERSONS
            SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS
                     U.S. Venture Partners III, A California Limited partnership ("USVP III")
                     ID Number:        94-3038926
----------- --------------------------------------------------------------------------------------------------------

2           CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                   (a)  [ ]         (b)  [X]
----------- --------------------------------------------------------------------------------------------------------

3           SEC USE ONLY
----------- --------------------------------------------------------------------------------------------------------

4           CITIZENSHIP OR PLACE OF ORGANIZATION
                     California
----------- --------------------------------------------------------------------------------------------------------

                                    5        SOLE VOTING POWER
            NUMBER OF                        0 Shares
              SHARES
           BENEFICIALLY
     OWNED BY EACH REPORTING
              PERSON
               WITH
                                    -------- -----------------------------------------------------------------------

                                    6        SHARED VOTING POWER
                                             See response to Row 5.
                                    -------- -----------------------------------------------------------------------

                                    7        SOLE DISPOSITIVE POWER
                                             0 Shares
                                    -------- -----------------------------------------------------------------------

                                    8        SHARED DISPOSITIVE POWER
                                             See response to Row 7.
----------------------------------- -------- -----------------------------------------------------------------------

9           AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
            REPORTING PERSON                      0 Shares
----------- --------------------------------------------------------------------------------------------------------

10          CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
            EXCLUDES CERTAIN SHARES*                                                                [ ]
----------- --------------------------------------------------------------------------------------------------------

11          PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
            0.0%
----------- --------------------------------------------------------------------------------------------------------

12          TYPE OF REPORTING PERSON*
            PN
----------- --------------------------------------------------------------------------------------------------------

                           *   SEE INSTRUCTIONS BEFORE FILLING OUT!


--------------------------------------------------------                     ---------------------------------------
CUSIP NO. 576818108                                             13 G                   Page 3 of 12 Pages
--------------------------------------------------------                     ---------------------------------------

----------- --------------------------------------------------------------------------------------------------------

1           NAME OF REPORTING PERSONS
            SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS
                     U.S.V. Entrepreneur Partners, A California Limited partnership ("USVEP")
                     ID Number:        94-3050240
----------- --------------------------------------------------------------------------------------------------------

2           CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                   (a)  [ ]         (b)  [X]
----------- --------------------------------------------------------------------------------------------------------

3           SEC USE ONLY
----------- --------------------------------------------------------------------------------------------------------

4           CITIZENSHIP OR PLACE OF ORGANIZATION
                     California
----------- --------------------------------------------------------------------------------------------------------

                                    5        SOLE VOTING POWER
            NUMBER OF                        0 Shares
              SHARES
           BENEFICIALLY
     OWNED BY EACH REPORTING
              PERSON
               WITH
                                    -------- -----------------------------------------------------------------------

                                    6        SHARED VOTING POWER
                                             See response to Row 5.
                                    -------- -----------------------------------------------------------------------

                                    7        SOLE DISPOSITIVE POWER
                                             0 Shares
                                    -------- -----------------------------------------------------------------------

                                    8        SHARED DISPOSITIVE POWER
                                             See response to Row 7.
----------------------------------- -------- -----------------------------------------------------------------------

9           AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
            REPORTING PERSON                      0 Shares
----------- --------------------------------------------------------------------------------------------------------

10          CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
            EXCLUDES CERTAIN SHARES*                                                                [ ]
----------- --------------------------------------------------------------------------------------------------------

11          PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
            0.0%
----------- --------------------------------------------------------------------------------------------------------

12          TYPE OF REPORTING PERSON*
            PN
----------- --------------------------------------------------------------------------------------------------------

                           *   SEE INSTRUCTIONS BEFORE FILLING OUT!

--------------------------------------------------------                     ---------------------------------------
CUSIP NO. 576818108                                             13 G                   Page 4 of 12 Pages
--------------------------------------------------------                     ---------------------------------------

----------- --------------------------------------------------------------------------------------------------------

1           NAME OF REPORTING PERSONS
            SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS
                     Second Ventures Limited Partnership ("SVLP")
                     ID Number:        94-3060758
----------- --------------------------------------------------------------------------------------------------------

2           CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                   (a)  [ ]         (b)  [X]
----------- --------------------------------------------------------------------------------------------------------

3           SEC USE ONLY
----------- --------------------------------------------------------------------------------------------------------

4           CITIZENSHIP OR PLACE OF ORGANIZATION
                     Panama
----------- --------------------------------------------------------------------------------------------------------

                                    5        SOLE VOTING POWER
            NUMBER OF                        0 Shares
              SHARES
           BENEFICIALLY
     OWNED BY EACH REPORTING
              PERSON
               WITH
                                    -------- -----------------------------------------------------------------------

                                    6        SHARED VOTING POWER
                                             See response to Row 5.
                                    -------- -----------------------------------------------------------------------

                                    7        SOLE DISPOSITIVE POWER
                                             0 Shares
                                    -------- -----------------------------------------------------------------------

                                    8        SHARED DISPOSITIVE POWER
                                             See response to Row 7.
----------------------------------- -------- -----------------------------------------------------------------------

9           AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
            REPORTING PERSON                      0 Shares
----------- --------------------------------------------------------------------------------------------------------

10          CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
            EXCLUDES CERTAIN SHARES*                                                                [ ]
----------- --------------------------------------------------------------------------------------------------------

11          PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
            0.0%
----------- --------------------------------------------------------------------------------------------------------

12          TYPE OF REPORTING PERSON*
            PN
----------- --------------------------------------------------------------------------------------------------------

                           *   SEE INSTRUCTIONS BEFORE FILLING OUT!


--------------------------------------------------------                     ---------------------------------------
CUSIP NO. 576818108                                             13 G                   Page 5 of 12 Pages
--------------------------------------------------------                     ---------------------------------------

----------- --------------------------------------------------------------------------------------------------------

1           NAME OF REPORTING PERSONS
            SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS
                     BHMS Partners III, A California Limited Partnership ("BHMS III")
                     ID Number:        94-3038927
----------- --------------------------------------------------------------------------------------------------------

2           CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                   (a)  [ ]         (b)  [X]
----------- --------------------------------------------------------------------------------------------------------

3           SEC USE ONLY
----------- --------------------------------------------------------------------------------------------------------

4           CITIZENSHIP OR PLACE OF ORGANIZATION
                     California
----------- --------------------------------------------------------------------------------------------------------

                                    5        SOLE VOTING POWER
            NUMBER OF                        0 Shares
              SHARES
           BENEFICIALLY
     OWNED BY EACH REPORTING
              PERSON
               WITH
                                    -------- -----------------------------------------------------------------------

                                    6        SHARED VOTING POWER
                                             0 Shares
                                    -------- -----------------------------------------------------------------------

                                    7        SOLE DISPOSITIVE POWER
                                             0 Shares
                                    -------- -----------------------------------------------------------------------

                                    8        SHARED DISPOSITIVE POWER
                                             0 Shares
----------------------------------- -------- -----------------------------------------------------------------------

9           AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
            REPORTING PERSON                      0 Shares
----------- --------------------------------------------------------------------------------------------------------

10          CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
            EXCLUDES CERTAIN SHARES*                                                                [ ]
----------- --------------------------------------------------------------------------------------------------------

11          PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
            0.0%
----------- --------------------------------------------------------------------------------------------------------

12          TYPE OF REPORTING PERSON*
            PN
----------- --------------------------------------------------------------------------------------------------------

                           *   SEE INSTRUCTIONS BEFORE FILLING OUT!

         This  statement is an amendment  and  restatement  of the  Statement on
Schedule 13(G) (the "Original Statement") filed by U.S. Venture Partners III, A California Limited Partnership, Second Ventures Limited Partnership, U.S.V. Entrepreneur Partners, A California Limited Partnership, and BHMS Partners III, A California Limited Partnership (the "Reporting Persons").

ITEM 1(a).        NAME OF ISSUER:

                  Maritech, Inc.

ITEM 1(b).        ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

                  763 Concord Avenue
                  Cambridge, MA  02138

ITEM 2(a).        NAME OF PERSONS FILING:

                  This  Statement  is  filed by U.S.  Venture  Partners  III,  A
California Limited Partnership ("USVP III"), U.S.V. Entrepreneur Partners, A California Limited Partnership ("USVEP"), Second Ventures Limited Partnership, a Panama Limited Partnership ("SVLP") and BHMS Partners III, A California Limited Partnership ("BHMS III"). The foregoing entities are collectively referred to as the "Reporting Persons.

                  BHMS III is the general partner of USVP III, USVEP and SVLP, and may be deemed to have shared power to vote and shared power to dispose of shares of the issuer directly owned by USVP III, USVEP and SVLP.

ITEM 2(b).        ADDRESS OF PRINCIPAL BUSINESS OFFICE, OR, IF NONE, RESIDENCE:

                  The address for each of the Reporting Persons is:

                  2180 Sand Hill Road, Suite 300
                  Menlo Park, CA  94025

ITEM 2(c)         CITIZENSHIP:

                  USVP  III,   USVEP  and  BHMS  III  are   California   Limited
                  Partnerships and SVLP is a Panama Limited Partnership.

ITEM 2(d).        TITLE OF CLASS OF SECURITIES:

                  Common Stock

ITEM 2(e).        CUSIP NUMBER:

                  CUSIP # 576818108

ITEM 3.           Not Applicable

ITEM 4.           OWNERSHIP:

                  The following information with respect to the ownership of the Common Stock of the issuer by the persons filing this Statement is provided as of December 31, 1996:

                           (a)     Amount beneficially owned:

                                   See Row 9 of cover pages for each Reporting Person.

                           (b)     Percent of Class:

                                   See Row 11 of cover pages for each Reporting Person.

                           (c)     Number of shares as to which such person has:

                                             (i)     Sole  power  to  vote or to
                                                     direct the vote:

                                                     See  Row 5 of  cover  pages
                                                     for each Reporting Person.

                                             (ii)    Shared  power to vote or to
                                                     direct the vote:

                                                     See  Row 6 of  cover  pages
                                                     for each Reporting Person.

                                             (iii)   Sole power to dispose or to
                                                     direct the disposition of:

                                                     See  Row 7 of  cover  pages
                                                     for each Reporting Person.

                                             (iv)    Shared  power to dispose or
                                                     to direct  the  disposition
                                                     of:

                                                     See  Row 8 of  cover  pages
                                                     for each Reporting Person.

ITEM 5.         OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS:

                If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following: [X] Yes

ITEM 6.         OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON:

                Not applicable.


ITEM 7.         IDENTIFICATION  AND  CLASSIFICATION  OF  THE  SUBSIDIARY   WHICH
                ACQUIRED THE SECURITY  BEING  REPORTED ON BY THE PARENT  HOLDING
                COMPANY:

                Not applicable.

ITEM 8.         IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP:

                Not applicable

ITEM 9.         NOTICE OF DISSOLUTION OF GROUP:

                Not applicable

ITEM 10.        CERTIFICATION:

                Not applicable

                                   SIGNATURES



                  After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date:  January 29, 1997

U.S. Venture Partners III              /s/ Michael P. Maher
A California Limited Partnership       ---------------------------------------
By BHMS Partners III                   Signature
A California Limited Partnership
Its General Partner                    Michael P. Maher
                                       Chief Financial Officer/Attorney-In-Fact



Second Ventures Limited Partnership    /s/ Michael P. Maher
By BHMS Partners III                   ---------------------------------------
A California Limited Partnership       Signature
Its General Partner
                                       Michael P. Maher
                                       Chief Financial Officer/Attorney-In-Fact


BHMS Partners III,                     /s/ Michael P. Maher
A California Limited Partnership       ---------------------------------------
                                       Signature

                                       Michael P. Maher
                                       Chief Financial Officer/Attorney-In-Fact

U.S.V. Entrepreneur Partners           /s/ Michael P. Maher
A California Limited Partnership       ---------------------------------------
By BHMS Partners III,                  Signature
A California Limited Partnership
Its General Partner                    Michael P. Maher
                                       Chief Financial Officer/Attorney-In-Fact

                                  EXHIBIT INDEX


                                                                     Found on
                                                                   Sequentially
Exhibit                                                            Numbered Page
-------                                                            -------------
Exhibit A:  Agreement of Joint Filing                                   11

Exhibit B:  Reference to Michael P. Maher as Attorney-in-Fact           12

                                    EXHIBIT A



                            Agreement of Joint Filing

                  The undersigned hereby agree that a single Schedule 13G (or any amendment thereto) relating to the Common Stock of Maritech, Inc. shall be filed on behalf of each of the undersigned and that this Agreement shall be filed as an Exhibit to such Schedule 13G.

                  This Agreement and the filing of the Schedule 13G shall not be construed to be an admission that any of the undersigned are members of a "group" consisting of one or more of such persons pursuant to Section 13(g) of the Securities Exchange Act of 1934, as amended, and the rules thereunder.


Date:  February 10, 1995

U.S. Venture Partners III              /s/ Michael P. Maher
A California Limited Partnership       ---------------------------------------
By BHMS Partners III                   Signature
A California Limited Partnership
Its General Partner                    Michael P. Maher
                                       Chief Financial Officer/Attorney-In-Fact



Second Ventures Limited Partnership    /s/ Michael P. Maher
By BHMS Partners III                   ---------------------------------------
A California Limited Partnership       Signature
Its General Partner
                                       Michael P. Maher
                                       Chief Financial Officer/Attorney-In-Fact

U.S.V. Entrepreneur Partners           /s/ Michael P. Maher
A California Limited Partnership       ---------------------------------------
By BHMS Partners III,                  Signature
A California Limited Partnership
Its General Partner                    Michael P. Maher
                                       Chief Financial Officer/Attorney-In-Fact

                                       /s/ Michael P. Maher
                                       ---------------------------------------
                                       Signature

                                       Michael P. Maher
BHMS Partners III,                     Chief Financial Officer/Attorney-In-Fact
A California Limited Partnership

                                    EXHIBIT B

                 REFERENCE TO MICHAEL MAHER AS ATTORNEY-IN-FACT



                  Michael  P.  Maher  has  signed  the  enclosed   documents  as
Attorney-In-Fact. Note that copies of the applicable Power of Attorneys are already on file with the appropriate agencies.